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                                                                 EXHIBIT 23.4(D)


The Board of Directors

and Shareholder of
Fiskars Power Systems AB


     We consent to the incorporation by reference in amendment No. 1 to the registration statement on Form S-3 of Exide Electronics Group, Inc. of our report dated March 15, 1996 with respect to the balance sheets of Fiskars Power Systems AB as of September 30, 1995 and December 31, 1994 and 1995, and the related statements of income and of cash flows for the nine months ended September 30, 1995 and each of the years in the three-year period ended December 31, 1995, which report appears in the Form 8-K/A of Exide Electronics Group, Inc. dated July 9, 1996.


KPMG Bohlins AB
Stockholm, Sweden

October 28, 1996


Thomas Thiel
Partner